Exhibit 99.1

UTSTARCOM PROVIDES PRELIMINARY RESULTS FOR THE FIRST QUARTER 2008

ALAMEDA, Calif., — May 6, 2008 – UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced preliminary results for its fiscal first quarter ended March 31, 2008 which exceed its previously announced guidance.

First quarter revenues are now expected to be in the range of $580 million to $590 million, compared with the initial guidance of $500 million to $520 million.  This is attributable to better than expected performance from the company’s Personal Communications Division as well as from our core business units.  Revenue in the first quarter of 2007 was $475.9 million.  Gross margins are now expected to be in the range of 15% to 16% compared to the initial guidance of approximately 13%.  This expected improvement reflects positive performance across the majority of our business units.  Gross margins in the first quarter of 2007 were 15.8%.  The first quarter operating expenses are now expected to be in the range of $120 million to $125 million, compared to the initial guidance of $115 million to $120 million.  The higher than expected operating expenses are in part due to unanticipated professional services expenses.  Operating expenses in the first quarter of 2007 were $127.5 million.

As of March 31, 2008 the cash, cash equivalents and short-term investments was approximately $305 million, compared to $503 million as of December 31, 2007.  The debt balance as of March 31, 2008 was approximately $36 million, compared to $323 million as of December 31, 2007.  During the quarter, the company repaid $289.5 million of convertible notes, including accrued interest.  The company also benefited from strong cash flow from operations generated primarily by management of working capital.

Certain significant items in the first quarter include:

•                  $49 million in gains on sale of investments including the Gemdale Corporation investment

•                  A net $9 million tax benefit primarily due to a change in withholding tax laws in China

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

“Since announcing our new corporate strategy in September 2007, we have made a good deal of progress,” said Peter Blackmore, UTStarcom’s president and chief operating officer.  “These preliminary results reflect that progress, plus we benefited from some positive one time factors. There is still a lot of work to do in our turnaround, but we are on track with where we expected to be.”

Expectation to file a Form 12b-25

The company also announced its expectation to file a Form 12b-25 with the SEC.  This filing will extend the due date for the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “Form 10-Q”) until May 19, 2008, and the company expects to file the Form 10-Q by such date.  During the first quarter of 2008, the company implemented an enhanced version of its enterprise resource planning system and is continuing to test the system.  Because the company has not yet completed its testing of the system, certain additional processes have been required in connection with the preparation of the company’s consolidated financial statements. These additional processes have increased the time otherwise needed by the company to prepare its consolidated financial statements for the quarter ended March 31, 2008 to be included in the Form 10-Q.

Forward looking statements

This release contains forward-looking statements, but actual results could differ materially from our current expectations.  Such statements include our expectations regarding our revenue, gross margins and operating expenses for the first quarter of 2008, the anticipated timing for the release of final financial results for the first quarter of 2008 and for the filing of the Form 10-Q.  The risk factors which may affect these expectations include possible accounting entries and adjustments that may be made to our financial statements as part of the close of the books for the first quarter of 2008, as well as the timing for us to complete additional processes related to these financial statements.  We also refer readers to the risk factors identified in our latest annual report on Form 10-K, in our quarterly reports on Form 10-Q and current reports on Form 8-K, which are filed with the Securities and Exchange Commission.

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About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company develops, manufactures and markets its broadband, wireless, and terminal solutions to network operators in both emerging and established telecommunications markets worldwide. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. UTStarcom was founded in 1991 and is headquartered in Alameda, California.  The company has research and development centers in the USA, Canada, China, Korea and India.

For more information about UTStarcom, please visit the UTStarcom Web site at www.utstar.com.

Company Contact

Barry Hutton

Senior Director, Investor Relations

UTStarcom, Inc.

(510) 769-2807

barry.hutton@utstar.com